Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

HYDEPARK INVESTMENT STRATEGIES, LLC

1.   The name of the limited liability company is:

HydePark Investment Strategies, LLC

2.   The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is amended to:

Nuveen HydePark Group, LLC

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 21st day of September 2007.

/s/ Kevin J. McCarthy
Kevin J. McCarthy, Authorized Person